EXHIBIT 10.48

[Form of Performance Share Award Letter for the Amended and Restated 2001 Moody’s Corporation Key

Employees’ Stock Incentive Plan]

[DATE]

[Name]

[Company]

Dear [Name]:

Congratulations! I am pleased to inform you that the Board of Directors of Moody’s Corporation (“Moody’s” or the “Company”) awarded you [            ] performance shares (“Performance Shares”) on [DATE]. This letter outlines the key terms and conditions of your Performance Shares grant.

Your Performance Shares grant is subject to the terms and conditions of the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan (the “Plan”). By accepting the grant, you agree to the terms and conditions as set forth in the Plan and in this grant letter including the terms and conditions applicable to you based on your country of residence as set forth in the attached Appendix A. A copy of the Plan, as well as the prospectus relating to the offering of shares of Moody’s stock pursuant to the Plan, are enclosed with this letter. You should read each of the Plan and the prospectus in their entirety for a better understanding of your grant. Capitalized terms not defined herein shall have the same meaning ascribed to them in the Plan.

Moody’s has engaged Fidelity Investments as the Plan administrator. You will be provided with a Fidelity Investments on-line brokerage account, at no cost to you, in which shares will be delivered when and to the extent that your Performance Shares vest. Once your Performance Shares are issued, you may transfer your shares to another brokerage account or leave them in your Fidelity account.

Your Performance Shares grant provides you with an equity stake in Moody’s and an opportunity for long-term capital appreciation.

Details of Your Performance Shares Grant

As a holder of Performance Shares, you have an unfunded, unsecured promise of Moody’s to issue shares of Moody’s Common Stock, par value $0.01 per share, in the future if and to the extent that certain performance goals are achieved. The maximum number of shares that can be issued to you shall equal two hundred percent (200%) of the number of target Performance Shares granted to you. You shall not have the rights of a shareholder, including any right to vote shares or receive dividends with respect to shares of Moody’s stock, unless and until such shares are issued pursuant to the terms of this letter at the conclusion of the performance period, as hereinafter defined. In the event of a stock split, a stock dividend or similar change in Moody’s stock, the number of your Performance Shares will be adjusted as determined by the Governance and Compensation Committee (the “Committee”) under the Plan.

Your Performance Shares will vest, subject to your continued employment through the Vesting Date as hereinafter defined, to the extent that the Company or one or more of its Subsidiaries, as applicable, achieves certain performance objectives which will be measured cumulatively over the three calendar years 20[    ]-20[    ] (the “Performance Period”); provided, however, that the number of Performance Shares treated as vested and the corresponding number of shares actually issued to you as a payout may be less than the number determined by the performance goal formula (including zero), at the discretion of the Committee. If, during the Performance Period, you leave the employ of the Company or any Subsidiary to accept employment with another of such entities, then your Performance Shares shall be divided pro rata on the basis of the portion of the Performance Period during which you are employed by each employer entity, and the performance goals applicable to employees of your first and second employer entities, respectively, shall apply to the applicable portion of the Performance Period. The vesting of Performance Shares on the Vesting Date will be determined by the Committee and shall be expressed as a percentage of the total number of target Performance Shares granted to you as determined pursuant to the following tables, subject to the Committee’s discretion to reduce such percentage.

MOODY’S 2010 10-K	1

The following table indicates the weight ascribed to the three performance measures based on the business segment for which each participant performs services:

Performance Measures
Entity	Earnings Per Share (“EPS”)	Sales	Ratings Accuracy
Moody’s Corporation and Shared Services	[ ]%	[ ]%	[ ]%
Moody’s Investors Service	[ ]%	[ ]%	[ ]%
Moody’s Analytics	[ ]%	[ ]%	[ ]%

The following table indicates the 2011 cumulative three-year targets:

2011 Performance Share Targets
Performance Measures	Cumulative Three-Year Target
MCO Profitability	$[ ]
MIS Accuracy Ratio	[ ]%
MA Sales (in millions)	$[ ]

Payout attributable to the achievement of each performance measure will be determined, using linear interpolation, as follows:

EPS Achievement*	Sales Achievement**	Ratings Achievement***	Payout Percentage****
Less than [ ]% of Target	Less than [ ]% of Target	Less than [ ]% of Target	[ ]%
[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]%
[ ]% of Target	[ ]% of Target	[ ]% of Target	[ ]%
[ ]% or more of Target	[ ]% or more of Target	[ ]% or more of Target	[ ]%

*	Moody’s Corporation Earnings Per Share means cumulative earnings per share for the three-year Performance Period.
**	Moody’s Analytics Sales means cumulative net sales of Moody’s Analytics for the three-year Performance Period.
***	Moody’s Investors Service Ratings Accuracy is the three year Accuracy Ratio (AR) of MIS Ratings.
****	Subject to reduction in the Committee’s discretion.

Immediately following the conclusion of the Performance Period, the Committee shall certify whether the performance measures were attained, the percentage of payout, if any, and the date on which the Performance Shares will vest and be issued (the “Vesting Date”). For purposes of this letter, the Vesting Date shall be the date that the Committee determines the shares will be paid, which is expected to be the first trading day in March (but in no event after March 15th) following the conclusion of the Performance Period.

You will forfeit all unvested Performance Shares upon the termination of your employment except in the case of your death, Disability or Retirement, provided such death, Disability or Retirement occurs after the first anniversary of the date of the Performance Shares grant hereunder, as hereinafter discussed.

Transferability of Performance Shares

Your Performance Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against Moody’s.

Repayment/Forfeiture.

Any payments or benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements under the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act of 1934, as amended, rules promulgated by the U.S. Securities and Exchange Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which Moody’s Common Stock is listed or traded, as may be in effect from time to time.

2	MOODY’S 2010 10-K

Nature of the Grant

In accepting the grant, you acknowledge that:

(1) the Plan is established voluntarily by Moody’s, it is discretionary in nature and it may be modified, amended, suspended or terminated by Moody’s at any time, unless otherwise provided in the Plan and this letter;

(2) the Performance Shares grant is voluntary and occasional and does not create any contractual or other right to receive future Performance Shares grants, or benefits in lieu of Performance Shares, even if Performance Shares have been granted repeatedly in the past;

(3) all decisions with respect to future Performance Shares grants, if any, will be at the sole discretion of Moody’s;

(4) your participation in the Plan shall not create a right to further employment with your employer and shall not interfere with the ability of your employer to terminate your employment relationship at any time with or without cause;

(5)	you are voluntarily participating in the Plan;

(6) the Performance Shares grant and the underlying shares are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to Moody’s or to your employer, and which are outside the scope of your employment contract, if any;

(7) the Performance Shares grant and the underlying shares are not intended to replace any pension rights or compensation;

(8) the Performance Shares grant and the underlying shares are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Moody’s or your employer;

(9) the Performance Shares grant will not be interpreted to form an employment contract or relationship with Moody’s or any Subsidiary or Affiliate;

(10)	the future value of the underlying shares is unknown and cannot be predicted with certainty;

(11) in consideration of the grant of the Performance Shares, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Shares grant which results from termination of your employment by Moody’s or your employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release Moody’s and your employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the Performance Shares grant, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(12) except as set forth in section (13) below, in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive a payout of shares issuable pursuant to Performance Shares under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); Moody’s shall have the exclusive jurisdiction to determine when you are no longer actively employed for purposes of the Performance Shares grant;

(13) in the event of termination of your employment by death, Disability or, Retirement (provided your employment is not terminated involuntarily by the Company, with or without cause, prior to or simultaneous with any such Retirement), in each case after the first anniversary of the date of the Performance Shares grant hereunder, you shall be entitled to receive as a payout a pro rata portion of the number of shares issuable pursuant to your Performance Shares based on the number of days of your actual employment during the Performance Period, such shares to be issued after the end of the Performance Period on the originally scheduled delivery date set forth above but only if and to the extent that such shares would have been earned by achievement of performance goals and become issuable to you had your employment not terminated prior to the end of the Performance Period; provided, however, that the number of shares actually issued to you may be less than the number determined by the performance goal formula (including zero), at the discretion of the Committee; and

(14) in the event of a Change in Control, shares or, in the discretion of the Committee, cash equal to the fair market value of the shares as of immediately prior to the Change in Control, shall be issued in satisfaction of your Performance Shares immediately prior to the Change in Control as if the performance goals for the Performance Period had been achieved at 100%.

No Advice Regarding Grant

Moody’s is not providing any tax, legal or financial advice, nor is Moody’s making any recommendations regarding your participation in the Plan or your acquisition or sale of the underlying shares. You are advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

MOODY’S 2010 10-K	3

Responsibility for Taxes

Regardless of any action Moody’s or your employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by Moody’s or your employer. You further acknowledge that Moody’s and/or your employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares grant, including the grant and vesting of the Performance Shares, the issuance of shares (or payment of cash) in settlement of the Performance Shares, the subsequent sale of shares acquired pursuant to the Performance Shares and the receipt of any dividends or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, you acknowledge that Moody’s and/or your employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you agree to pay or make adequate arrangements satisfactory to Moody’s and/or your employer to satisfy all Tax-Related Items. In this regard, you authorize Moody’s, your employer or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(1) withholding from your wages or other cash compensation paid to you by Moody’s and/or your employer; or

(2) withholding from proceeds of the sale of shares issued to you upon vesting either through a voluntary sale or through a mandatory sale arranged by Moody’s (on your behalf pursuant to this authorization); or

(3) withholding in shares to be issued upon vesting of the Performance Shares.

To avoid adverse accounting treatment, Moody’s may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes you will be deemed to have been issued the full number of shares subject to the Performance Shares that have been earned by achievement of performance goals hereunder, notwithstanding that a number of the shares are withheld solely for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

Finally, you shall pay to Moody’s or your employer any amount of Tax-Related Items that Moody’s or your employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. Moody’s may refuse to deliver the shares if you fail to comply with your obligations in connection with the Tax-Related Items.

Code Section 409A

For purposes of U.S. taxpayers, the provisions of this grant of Performance Shares are intended to either be exempt from Section 409A of the Code under the “short-term deferral” exception or comply with Section 409A of the Code, and the provisions of this grant will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may, at any time and without your consent, modify the terms of this grant as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance. Moody’s makes no representation or covenant to ensure that the Performance Shares or other payment hereunder are exempt from or compliant with Section 409A of the Code, and will have no liability to you or any other party if the Performance Shares or other payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

Data Privacy

You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document and any other Plan materials by and among, as applicable, your employer and Moody’s and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that Moody’s and your employer hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in Moody’s, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

4	MOODY’S 2010 10-K

You understand that Data will be transferred to Fidelity Investments, or such other stock plan service provider as may be selected by Moody’s in the future, which is assisting Moody’s with the implementation, administration and management of the Plan. You understand that the recipients of Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative.

You authorize Moody’s, Fidelity Investments and any other possible recipients which may assist Moody’s (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost to you, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

Electronic Delivery

Moody’s may, in its sole discretion, decide to deliver by electronic means any documents related to current or future participation in the Plan. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Moody’s or any third party designated by Moody’s.

Governing Law, Venue, Documents and Severability

This Performance Shares grant is made in the state of Delaware and is governed by, and subject to, the laws of the state of Delaware applicable to contracts made and to be performed in the state of Delaware without reference to its conflicts of laws principles, and the requirements of the New York Stock Exchange as well as the terms and conditions set forth herein. For purposes of litigating any dispute that arises under this grant or this letter, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, agree that such litigation shall be conducted in the courts of Delaware, or the federal courts of the United States in the State of Delaware, where this grant is made and/or to be performed.

If you have received this letter or any other document related to the Plan translated into a language other than English, and if the translated version is different than the English version, the English version will control.

The terms and conditions provided herein are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Share Issuance Restrictions

Moody’s has the right to restrict or otherwise delay the issuance of stock in connection with your Performance Shares grant until the requirements of any applicable laws or regulations and any stock exchange requirements have, in Moody’s judgment, been satisfied in full. Moody’s also has the right to refuse to issue or transfer any stock under the Plan if, in Moody’s judgment, such issuance or transfer might violate any applicable law or regulation.

Appendix

Notwithstanding any provisions in this letter, the Performance Shares grant shall be subject to any special terms and conditions set forth for your country in any Appendix A to this letter. Moreover, if you relocate to one of the countries included in the Appendix, the special terms and conditions for such country will apply to you, to the extent Moody’s determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix A constitutes part of this letter.

Imposition of Other Requirements

Moody’s reserves the right to impose other requirements on your participation in the Plan, on the Performance Shares and on any shares acquired pursuant to the Performance Shares, to the extent Moody’s determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

MOODY’S 2010 10-K	5

*    *    *

If you have any questions regarding this one-time grant, please contact your Human Resources representative.

Sincerely,

[Moody’s Corporation]

6	MOODY’S 2010 10-K